Exhibit 10.63

Phoenix, AZ (CY)

PURCHASE CONTRACT

between

PHOENIX SOUTHWEST LODGING INVESTORS I, LLC (“SELLER”)

AND

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation (“BUYER”)

Dated: May 21, 2013

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7.3	Survival	16
Article VIII ADDITIONAL COVENANTS		16
8.1	Subsequent Developments	16
8.2	Operations	16
8.3	Third Party Consents	17
8.4	Employees	18
8.5	Estoppel Certificates	18
8.6	Access to Financial Information	18
8.7	Bulk Sales	18
8.8	Indemnification	19
8.9	Escrow Funds	21
8.10	Liquor Licenses	21
Article IX CONDITIONS FOR CLOSING		22
9.1	Buyer’s Conditions for Closing	22
9.2	Seller’s Conditions for Closing	23
Article X CLOSING AND CONVEYANCE		24
10.1	Closing	24
10.2	Deliveries of Seller	24
10.3	Buyer’s Deliveries	25
Article XI COSTS		26
11.1	Seller’s Costs	26
11.2	Buyer’s Costs	26
Article XII ADJUSTMENTS		27
12.1	Adjustments	27
12.2	Reconciliation and Final Payment	28
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12.3	Employees	28
Article XIII CASUALTY AND CONDEMNATION		29
13.1	Risk of Loss; Notice	29
13.2	Buyer’s Termination Right	29
13.3	Procedure for Closing	29
Article XIV DEFAULT REMEDIES		29
14.1	Buyer Default	29
14.2	Seller Default	30
14.3	Attorney’s Fees	30
Article XV NOTICES		30
Article XVI MISCELLANEOUS		31
16.1	Performance	31
16.2	Binding Effect; Assignment	31
16.3	Entire Agreement	31
16.4	Governing Law	31
16.5	Captions	32
16.6	Confidentiality	32
16.7	Closing Documents	32
16.8	Counterparts	32
16.9	Severability	32
16.10	Interpretation	32
16.11	Further Acts	32
16.12	Joint and Several Obligations	33
16.13	Notice of Proposed Listing	33
16.14	Section 1031 Exchange	33
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16.15	Right of First Refusal	33

SCHEDULES:

Schedule 2.3	Allocation
Schedule 3.1	Due Diligence List
Schedule 16.13	Other Hotels
Schedule 16.15	Right of First Refusal

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	Form of Management Agreement
Exhibit I	Related Transactions
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PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of May 21, 2013, by and between PHOENIX SOUTHWEST LODGING INVESTORS I, LLC, a Wisconsin limited liability company (“Seller”) with a principal office at 1600 Aspen Commons, Suite 200, Middleton, WI 53562 and APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Seller is the fee simple owner of the Land (as defined below) and the Improvements (as defined below) which are together more commonly known as the Courtyard by Marriott, located at 1650 North 95th Lane, Phoenix, Arizona 85037, containing, among other things, 127 guest rooms and suites (the “Hotel”) identified in Exhibit A attached hereto and incorporated by reference.

B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $100,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Brand” shall mean Courtyard by Marriott, the hotel brand or franchise under which the Hotel operates.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the state in which the Property is located.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing, (ii) utility deposits, and (iii) any reserves for replacement of FF&E and for capital repairs and/or improvements.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean that certain franchise license agreement between the Seller and the Franchisor, granting to Seller a franchise to operate the Hotel under the Brand.

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“Existing Management Agreement” shall mean that certain management agreement between the Seller and the Existing Manager for the operation and management of the Hotel.

“Existing Manager” shall mean North Central Management, Inc.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean Marriott International, Inc.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

“Indemnification Agreement” shall have the meaning set forth in Article XVII.

“Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.5(a).

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights, mineral rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

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“Leases” shall mean all leases, franchises, licenses, occupancy agreements (but excluding room reservations), “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand, but excluding the Existing Franchise Agreement.

“Liquor License” shall have the meaning set forth in Section 8.10.

“Manager” shall mean North Central Hospitality, LLC.

“New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

“New Management Agreement” means the management agreement to be entered into between Buyer and the Manager for the operation and management of the Hotel on and after the Closing Date.

“Other Property” shall have the meaning set forth in Section 16.14.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“PIP” shall mean a product improvement plan for any Hotel, as required by the Existing Manager or the Franchisor, if any.

“Post-Closing Agreement” shall have the meaning set forth in Section 8.9.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design,

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construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, guest history information (other than any such information owned by the Existing Manager or Franchisor, or any such information related to any other hotels owned by Affiliates of Seller), marketing and leasing material (including but not limited to any such records, data, information, and material in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan (if any) and other materials, information, data, or other documents or records (including, without limitation, all documentation relating to all zoning and/or land use notices relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the operation of the Hotel) all to the extent the same are in Seller’s possession or control (or Seller has reasonably access or may obtain the same from the Existing Manager), and that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and copies of the final plans and specifications for the Hotel, but excluding all such materials and documents owned by Franchisor and all such materials and documents that constitute source documents for Seller’s financial and tax records.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory (opened or unopened), office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health

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clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Title Review Period” shall have the meaning set forth in Section 4.3.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall be responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

Article II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the

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Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of TEN MILLION EIGHT HUNDRED THOUSAND and No/100 Dollars ($10,800,000.00) (the “Purchase Price”).

2.3 Allocation. Buyer and Seller shall agree to an allocation of the Purchase Price among Real Property, Personal Property and intangible property during the first fifteen (15) days of the Review Period and shall execute an amendment to this Contract attaching such allocation as Schedule 2.3.

2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), shall be paid to Seller by wire transfer, on the Closing Date. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer and the Escrow Funds shall be deposited into an escrow account pursuant to the Post Closing Agreement as contemplated by Section 8.9.

2.5 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent and the Initial Deposit and Additional Deposit shall then be non-refundable to Buyer except as otherwise provided herein. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit.”

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

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Article III
REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is forty-five (45) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or cause to be delivered to Buyer) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following to the extent Seller has such in its possession or control, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

(b) Operating statements for the Hotel, for the current year to date and each of the three (3) prior fiscal years, all in a consolidated month-by-month format by year (the “Financial Statements”). Seller also agrees to provide to Buyer’s auditor and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, but not including any agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith;

(f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected; and

(g) Any other information described on Schedule 3.1 attached hereto.

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Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer, at Buyer’s request, copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the applicable Hotel and the plans specifications for development of the Hotel, to the extent Seller has such in its possession or control. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer (and all copies thereof made by Buyer) shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all mutually agreed upon times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II (with the prior written consent of Seller) environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of its Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property and agrees not to view any rooms occupied at the time of such visit by guests of the Hotel.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and shall promptly repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract prior to the end of the Review Period by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

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Article IV
SURVEY AND TITLE APPROVAL

4.1 Survey. Within two (2) Business Days following the date of this Contract, Seller (to the extent Seller has such in its possession or control) will deliver to Buyer true, correct and complete copies of the most recent surveys of the Real Property. In the event that an update of the survey or a new survey (such updated or new surveys being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Within two (2) Business Days following the date of this Contract, Seller will deliver to Buyer its existing title insurance policy, including copies of all documents referred to therein (to the extent Seller has the same in its possession or control), for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain for the Property (i) a Commitment for Title Insurance (the “Title Commitment”) issued by Chicago Title Company, Attn: Debby Moore, 5501 LBJ Freeway, Ste. 200, Dallas, Texas 75240 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, survey, contiguity, and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same on or before the expiration of the Review Period (the “Title Review Period”). If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Title Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) Business Days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then Seller shall be given until the Closing Date to cure any such defect. In the event Seller fails to notify Buyer of its election within such five (5) Business Day period, Seller shall be deemed to have elected to cure such item. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection (in which event such items shall become “Permitted Exceptions”) and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects

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arising after the title review period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the applicable Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens or documents evidencing liens, securing any indebtedness (including vehicle or FF&E leases or financing arrangements), any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof resulting from an act or omission of Seller (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing. If a vehicle or FF&E lease or other financing cannot be released at Closing, Seller shall credit Buyer at Closing with the amount necessary to fully pay off such lease or financing over its term.

Article V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

At or prior to the Closing, Seller shall terminate the Existing Management Agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date, including outstanding fees, charges or costs and further including the repayment of any key money, if any. As a condition to Closing, Buyer shall enter into the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer including, without limitation, a franchise term of not less than ten years. Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement. Buyer shall be responsible for paying all reasonable and actual costs of the Franchisor related to the termination of the Existing Franchise Agreement. Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement, and Seller and Buyer shall diligently pursue obtaining each the same. Buyer covenants and agrees to submit a complete franchise application, including all required deposits, to Franchisor for the New Franchise Agreement no later than the end of the Review Period, and to provide Seller evidence of submission on or before the expiration of the Review Period in the form of a written receipt from Franchisor of the franchise deposit and a complete application. In the event Buyer fails to comply with the foregoing, this condition shall be deemed waived by Buyer. Buyer and Seller shall agree to the form of the New Management Agreement during the first fifteen (15) days of the Review Period and shall execute an amendment to this Contract attaching such form as Exhibit H. At Closing, Manager and Buyer shall enter into the New Management Agreement.

Article VI
BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

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Article VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited liability company duly formed, validly existing and in good standing in the State of Wisconsin. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller subject to the consent of Seller’s members per Exhibit D. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller, nor to Seller’s knowledge, any of its partners or members, is the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Existing Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C (or if Exhibit C is not completed as of the date of signing of this Contract, the same will be delivered within two (2) Business Days following the date of this Contract). The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and no material default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute

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such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. To Seller’s actual knowledge, there are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened (and related to the business or assets of the Hotel) against Seller, the Existing Manager or any Affiliate of any of them (collectively, “Seller Parties”), except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. With respect to environmental matters, to Seller’s actual knowledge, without investigation, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened in writing, (v) there is not currently and, to Seller’s actual knowledge, never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Seller’s Affiliates, consultants, contractors or agents. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances”

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as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

(g) Title and Liens. Except for Seller Liens to be released at Closing, to Seller’s actual knowledge, Seller has good and marketable fee simple absolute title to the Real Property, subject only to the Permitted Exceptions. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens which must be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s actual knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no actual knowledge that the Property fails to materially comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act (excluding compliance with ADA requirements related to pool lifts), and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel, to Seller’s actual knowledge requires any approval of a governmental authority for transfer of the Property except as set forth in Exhibit D.

(j) Financial Statements. Seller will deliver the Financial Statements, each of which is, to Seller’s actual knowledge, complete and accurate in all material respects and fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of

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the Hotel, and there are no independent audits or financial statements prepared by third parties relating to the operation of the Hotel.

(k) Employees. All employees employed at the Hotel are the employees of the Seller or Seller’s Affiliates. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Existing Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. The Hotel has at all times been operated by Existing Manager materially in accordance with all applicable laws, rules, regulations, ordinances and codes.

(m) Existing Management and Franchise Agreements. There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement, and as listed on Exhibits C and D, attached. The Improvements materially comply with, and the Hotel is being operated materially in accordance with, all requirements of such Existing Management Agreement and the Existing Franchise Agreement and all other requirements of the Existing Manager and the Franchisor, including all “brand standard” requirements of the Existing Manager and the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Construction of Hotel. To the actual knowledge of Seller, without investigation, necessary easements for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

(o) AS IS. Notwithstanding the foregoing, Buyer acknowledges that it is being given a full opportunity to completely inspect the Property, the operation thereof, and the financial information in connection therewith. Therefore, except as specifically provided in this Contract, Seller is conveying and Buyer is accepting the Property in strictly “AS IS” condition with all faults and, except for the specific warranties and representations provided in this Contract, Seller is not making any further warranties or representations express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose. Buyer acknowledges that, as of the Closing Date, Buyer will be familiar with the Property and will have made such independent investigations as Buyer deems necessary or appropriate concerning the Property.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

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(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of twelve (12) months and shall not be deemed to merge into or be waived by the Deed or any other closing documents.

Article VIII
ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with prudent business practices and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities and retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the Existing

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Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a state of repair and condition materially the same as it currently is, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date (unless the same are in good faith being contested), and comply in all material respects with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated.

Neither Seller nor Existing Manager shall, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without payment or penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, use best efforts to (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on

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Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. At a mutually agreed upon time after the expiration of the Review Period and prior to Closing, Buyer and its employees, representatives and agents shall, provided they are accompanied by Seller’s representatives if Seller so desires, have the right to communicate with Seller’s staff, and, subject to the approval of the Existing Manager, the Hotel staff and the Existing Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of any Property or the Existing Management Agreements.

8.5 Estoppel Certificates. Seller shall obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel), (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, and (iii) each declarant, property owners’ association or similar entity having authority over the development of which the Property is a part, if any, the estoppel certificates substantially in the forms provided by Buyer to Seller, and deliver to Buyer on or before Closing. The information contained in such estoppel certificates shall be subject to Buyer’s reasonable approval and shall contain no materially adverse information (e.g., no material and uncured defaults by the Property as to use, construction or otherwise and no uncontested past due fees, dues, charges or assessments).

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates (at no out-of-pocket expense to Seller or such Affiliates) shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letters. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

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8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller as a direct result of any act or omission of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the material breach of any representation, warranty, covenant or agreement of Seller contained in this Contract, except to the extent that Buyer had actual knowledge of such breach prior to Closing;

(iii) any liability or obligation of Seller incurred or arising prior to Closing not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of the Hotel arising directly out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract, except to the extent that Seller had actual knowledge of such breach prior to Closing;

(ii) the conduct and operation by or on behalf of Buyer of its business at the Hotel or the ownership, use or operation of the Property after the Closing; and

(iii) any liability or obligation of Seller expressly assumed by Buyer at or prior to Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract

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(including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

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(iv) In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all of its books and records relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its respective assets, employees, Affiliates or business, or relief which the Indemnified Party reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.9 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Escrow Funds”) which shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one hundred eighty (180) days in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such one hundred eighty (180) day period, the Escrow Funds deposited by Seller shall be released to Seller.

8.10 Liquor Licenses. As a condition to Buyer’s obligations under this Contract, (i) the Manager or an Affiliate thereof approved by Buyer shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”) and, in the case of an Affiliate of the Manager, the Hotel has the right to use such Liquor License, (ii) if permitted under the laws of the jurisdiction in which the Hotel is located, the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller shall cooperate with the Manager in filing such forms, applications and other documents) (including interim or transition agreements) with the appropriate liquor and alcoholic beverage authorities so that the Liquor Licenses remain in full force and effect upon completion of Closing. Notwithstanding the foregoing, Buyer covenants and agrees to submit a complete application for the Liquor Licenses with the appropriate liquor and alcoholic beverage authorities prior to the end of the Review Period, and to provide Seller evidence of submission on or before the expiration of the Review Period in the form of a written receipt from such liquor and alcoholic

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beverage authorities. In the event Buyer fails to comply with the foregoing and has not terminated this Contract as provided in Section 9.1, this condition shall be deemed waived by Buyer.

Article IX
CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date; provided, however, in the event Buyer has actual knowledge of any inaccuracy of Seller’s representations or warranties in any material respect prior to the end of the Review Period and Buyer does not object to such inaccuracy prior to the end of the Review Period, then Buyer shall be deemed to have waived its right to declare this Contract terminated as a result of such inaccuracy.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, the Manager or an Affiliate thereof approved by Buyer at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) The Escrow Funds shall have been deposited in the escrow account pursuant to the Post-Closing Agreement and the parties thereto shall have entered into the Post-Closing Agreement.

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(g) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated.

(h) Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

(i) Buyer and Manager shall have executed and delivered the New Management Agreement.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be delivered to Seller and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

(d) Seller shall have obtained the necessary consent of its members to consummate the transaction described herein.

(e) Buyer and Manager shall have executed and delivered the New Management Agreement.

(f) Seller’s obligation to consummate this transaction is contingent on the concurrent closing of the purchase and sale between Buyer (or buyers affiliated with Buyer) and sellers affiliated with Seller for the properties described on Exhibit I, attached hereto, evidenced by separate purchase agreements of even date herewith (the “Related Purchase Agreements”). If any buyer fails to timely make any earnest money deposit under such Related Purchase Agreements, then this Contract shall also be voidable at the Seller’s election at any time prior to purchaser having made the Earnest Money Deposit, as the case may be, under such Related Purchase Agreements as if such failure occurred under this Contract. If either party defaults under the Related Purchase Agreements, then such default shall be a failure of a condition to

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closing under this Contract with the non-breaching party (or its affiliate, as the case may be) being entitled to the rights provided for in Section 9.1 or 9.2 hereunder, as applicable.

Article X
CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is the later of (a) fifteen (15) Business Days after expiration of the Review Period, or (b) fifteen (15) Business Days after Buyer receives the New Franchise Agreement executed by the Franchisor, provided in any case that all conditions to Closing by Buyer and Seller hereunder have been satisfied. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held via escrow at the offices of the Title Company, or as otherwise determined by Buyer and Seller. In no event shall the Closing Date be later than December 31, 2013.

10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A Special or Limited Warranty deed conveying to Buyer fee title to the Real Property subject only to the Permitted Exceptions (the “Deed”).

(b) Affidavit of Value. An Affidavit of Value indicating the allocation of the Purchase Price.

(c) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(d) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

(e) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel. The assignments shall contain cross-indemnities by Buyer and Seller for their respective periods of ownership.

(f) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

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(g) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(h) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(i) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(j) Authority Documents. Certified copy of resolutions of the Members of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(k) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(l) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, originals or copies of all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), originals or copies of all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(m) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(n) New Management Agreement. Seller shall cause Manager to execute and deliver the New Management Agreement.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following:

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(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

(e) New Management Agreement. At Closing, Buyer shall execute and deliver the New Management Agreement.

Article XI
COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, mansion, excise, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Real Property and the Personal Property constituting part of the Property pursuant to the Bill of Sale, and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement as provided in Article V. Seller shall also be responsible for any costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges and clerk’s fee for the Deed (if applicable). Buyer shall also be

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responsible for the fees for the performance of the property improvement plan (PIP) review and report by the Franchisor.

Article XII
ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 11:59 p.m. on the eve of the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Cutoff Time being allocated to Seller and the income and expenses accruing on and after the Cutoff Time being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall cooperate with Manager to mutually agree and determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs. Until final tax bills that cover the entire year during which Closing occurred (such that tax liability can reasonably be determined), Seller’s obligation to pay its share of taxes shall continue.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. For convenience of the parties, Buyer agrees to purchase the daily cash account maintained at the Hotel.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall be split 50/50 between Buyer and Seller.

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(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to but not including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer upon request, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within ninety (90) days after the Closing Date; provided, however, failure to make a final determination within such period shall not relieve the parties of the obligation to make a final determination nor shall it relieve any party of the obligation to pay the other any true-up amounts owed. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Buyer shall cause the Manager to offer employment to all persons who are employees of the Hotel as of the Closing Date. Such offer of employment shall be on such continued terms of employment (including location, compensation, seniority, benefits and other conditions of employment) as are substantially comparable in the aggregate to those in place and offered by Seller immediately prior to Closing. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102 (the “WARN Act”), the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits,

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COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall remain an obligation of Seller, to be paid by Seller in accordance with its typical policies.

Article XIII
CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of a Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage.

Article XIV
DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period or fails to deliver the full Purchase Price on the Closing Date if such failure is in fact a breach of Buyer’s obligations, and such default continues for ten (10) days following written notice from Seller (provided that no such notice shall be required for a failure by Buyer to be present at Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated

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and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder. In no event shall any such default result in a Closing Date on a day other than as described in Section 10.1.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer (provided that no such notice shall be required for a failure by Seller to be present at Closing), Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to that Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, Seller shall reimburse Buyer for Buyer’s actual and verifiable due diligence costs and expenses and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against the defaulting Seller for specific performance.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

Article XV
NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by fax, when the fax is transmitted to the party’s fax number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below, (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged, or (v) if given by electronic mail, when the electronic mail is sent to the address below:

If to Buyer:	Apple Ten Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Nelson Knight Fax No.: (804) 344-8129 Email: nknight@applereit.com
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with a copy to:	Apple REIT Ten, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349 Email: dbuckley@applereit.com

If to Seller:	Phoenix Southwest Lodging Investors I, LLC 1600 Aspen Commons, Suite 200 Middleton, WI 53562 Attn: Jeff Lenz Fax No.: (608) 836-6399 Email: jlenz@ncghotels.com

with a copy to:	Reinhart Boerner Van Deuren s.c. 22 East Mifflin Street, Suite 600 Madison, WI 53703 Attn: Nathan J. Wautier Fax No.: (608) 229-2100 Email: nwautier@reinhartlaw.com

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

Article XVI
MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract. In the event the date upon which an action is to occur or a time period is to commence or expire, as the case may be, is not a Business Day, then the time for which such action is to occur or period is to commence or expire shall automatically be extended until the next Business Day.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Arizona (without regard to conflicts of law principles).

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16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s ownership members, legal, financial and tax counsel and lender, Buyer’s consultants and agents, Seller’s employees at the Hotel, the Manager, the Existing Manager, the Franchisor and the Title Company and except as necessitated to obtain Third Party Consents or by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

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16.12 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

16.13 Notice of Proposed Listing. In the event that the sale of the Property contemplated by this Contract is consummated and the New Management Agreement has not been terminated by Buyer, if at any time during the five (5) year period commencing on the date of execution of this Contract by Buyer and Seller, Seller or any of its Affiliates propose to list for sale any hotel property or properties owned, acquired, constructed or developed by Seller or their Affiliates and either (i) located within a five (5)-mile radius of the Hotel or (ii) as identified on Schedule 16.13 attached hereto, (any such other hotel property being referred to as an “Other Property”), Seller shall promptly deliver to Buyer written notice thereof and Buyer shall have the right to see and participate in the offering and/or otherwise make an offer to purchase any such Other Property.

16.14 Section 1031 Exchange. Seller or Buyer (the “Initiating Party”) may structure this transaction as a like-kind exchange under Internal Revenue Code Section 1031 at the Initiating Party’s sole cost and expense. The other party shall reasonably cooperate therein, provided that such party shall incur no costs, expenses, or liabilities in connection with such exchange, nor shall the Closing Date be delayed on account thereof. The Initiating Party shall indemnify, defend, and hold the other party harmless therefrom, and such other party shall not be required to take title to or contract for purchase of any other property. If the Initiating Party uses a qualified intermediary to effectuate such an exchange, any assignment of the rights or obligations of the Initiating Party hereunder shall not relieve, release, or absolve the Initiating Party of any of its obligations to the other party.

16.15 Right of First Refusal. Provided that (i) Buyer or any Affiliate of Buyer is the then owner of that certain Courtyard by Marriott in Phoenix, AZ presently owned by Phoenix Southwest Lodging Investors I, LLC (the “Phoenix Courtyard”), and (ii) Manager is actively managing the Phoenix Courtyard pursuant to a management agreement with Buyer or any Affiliate of Buyer, then, in exchange for Buyer closing on the Property hereunder, Seller on behalf of itself and its Affiliates hereby grants Buyer and any Affiliate of Buyer a right of first refusal to purchase the hotel listed on Schedule 16.15 attached hereto (each a “ROFR Hotel”) at the same price, and upon the same terms, as any offer received by Seller or its Affiliate that such party is willing to accept (the “Right of First Refusal”). Specifically, Seller shall notify Buyer in writing of any offer received by Seller or its Affiliate that Seller or its Affiliate desires to accept, and such notification shall include a copy of the purchase agreement (the “Offer”). Thereafter, Buyer or its Affiliate shall have a period of thirty (30) Business Days to accept the Offer. If Buyer either rejects the Offer or fails to affirmatively accept the Offer within such thirty (30) Business Day period, then the Right of First Refusal shall automatically and forever terminate with regard to the specific ROFR Hotel. If Buyer or its Affiliate timely accepts the Offer, then Buyer or its Affiliate will purchase the ROFR Hotel on the same terms and conditions as set forth in the Offer, and Buyer’s (or it Affiliate’s) failure to do so shall cause the Right of First Refusal to automatically terminate. Further, if Buyer or its Affiliate timely accepts the Offer, then upon closing of Buyer’s or its Affiliate’s purchase of the ROFR Hotel, Buyer or its Affiliate shall reimburse the seller of the ROFR Hotel for its actual and verifiable out of pocket diligence, attorneys’ fees and other related costs (including reimbursement of costs to any such third party

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prospective buyer) paid in connection with the negotiation and execution of the Offer, not to exceed $30,000. The rights granted in this Section 16.15 shall survive Closing and shall not be merged into or with the Deed. Furthermore, as a condition to Buyer’s obligation to close on the Property hereunder, Seller shall deliver to Buyer an executed Right of First Refusal Agreement in recordable form in the land records of the jurisdiction in which the ROFR Hotel is located.

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IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

PHOENIX SOUTHWEST LODGING INVESTORS I, LLC, a Wisconsin limited liability company

By: /s/ David A. Lenz
Name: David A. Lenz
Title: Member of David A. Lenz Investments, LLC, Managing Member

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By: /s/ David Buckley
Name: David Buckley
Title: Vice President
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EXHIBIT A

LEGAL DESCRIPTION OF LAND

Lot 2 of a Minor Land Division recorded August 7, 2008 in Book 1000 of Maps on Page 3, as 2008-0689915 of Official Records for Maricopa County, entitled Lot Split of Lot 3 of West 101 Commerce Center as recorded in Book 787, Page 22 in the Office of the Maricopa Recorder, located in the Southwest Quarter of Section 33, Township 2 North, Range 1 East, of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.

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EXHIBIT B

LIST OF FF&E

To Be Provided During Due Diligence.

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EXHIBIT C

LIST OF HOTEL CONTRACTS

To Be Provided During Due Diligence.

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EXHIBIT D

CONSENTS AND APPROVALS

A.	Consents Under Hotel Contracts

B.	Consents Under Other Contracts

C.	Governmental Approvals and Consents

D.	The Liquor License that Seller currently has in connection with its operation of the Hotel is not transferable or assignable to Buyer.

E.	Consent of Seller’s lender.

F.	Consent of Seller’s members.
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EXHIBIT E

ENVIRONMENTAL REPORTS

Report on Phase I Environmental Site Assessment prepared by Speedie and Associates for Sunbelt Holdings, Inc., dated July 16, 1999 (Project No: 990542EA).

Report on Phase I Environmental Site Assessment prepared by Speedie and Associates for Carlson Real Estate Company, dated July 30, 2004 (Project No: 041016EA).

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EXHIBIT F

CLAIMS OR LITIGATION PENDING

None.

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EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the ___ day of _______, 2013 by and among PHOENIX SOUTHWEST LODGING INVESTORS I, LLC, a Wisconsin limited liability company (“Seller”), APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, or its assigns (“Buyer”), and CHICAGO TITLE COMPANY (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated _______ ___, 2013 (the “Contract”) between Seller and Buyer (the “Parties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit as defined in the Contract (the “Deposit”); and

WHEREAS, the Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Deposit. Escrow Agent shall invest the Deposit as directed by Buyer.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Deposit, Escrow Agent shall keep the Deposit in Escrow Agent’s possession pursuant to this Agreement.

3.           A. Buyer shall be entitled to an immediate return of the Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent and Seller stating that Buyer has elected to terminate the Contract pursuant to Section 3.1. If Buyer does not elect to terminate the Contract prior to the expiration of the Review Period, Buyer agrees to deposit the Additional Deposit per Section 2.5(a) of the Contract.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Deposit or applicable portion thereof and shall direct Escrow Agent to return the Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have ten (10) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have ten (10) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5.           A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance

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affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6.           A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving ten (10) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said ten (10) day period to whom the Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleader, and (ii) in the event of litigation between any of the Parties with respect to the Deposit, Escrow Agent may deposit the Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

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(i)	If addressed to Seller, to:

Phoenix Southwest Lodging Investors I, LLC
1600 Aspen Commons, Suite 200
Middleton, WI 53562
Attn: Jeff Lenz
Fax No.: (608) 836-6399
Email: jlenz@ncghotels.com

with a copy to:

Reinhart Boerner Van Deuren s.c.
22 East Mifflin Street, Suite 600
Madison, WI 53703
Attn: Nathan J. Wautier
Fax No.: (608) 229-2100
Email: nwautier@reinhartlaw.com

(ii)	If addressed to Buyer, to:

Apple Ten Hospitality Ownership, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attention: Nelson Knight
Fax No.: (804) 344-8129
Email: nknight@applereit.com

with a copy to:

Apple REIT Ten, Inc.
814 E. Main Street
Richmond, Virginia 23219
Attn: Legal Dept.
Fax No.: (804) 727-6349

(iii)	If addressed to Escrow Agent, to:

Chicago Title Company
5501 LBJ Freeway, Suite 200
Dallas, Texas 75240
Attn: Debby Moore
Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

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8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

G-5

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

PHOENIX SOUTHWEST LODGING INVESTORS I, LLC

By:
Name:
Title:

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC.

By:
Name:
Title:

ESCROW AGENT:

CHICAGO TITLE COMPANY

By:
Name:
Title:

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Schedule 2.3

Allocation

Real Property:	$
Personal Property:	$
Intangibles:	$

Total:	$ 10,800,000
G-7

Schedule 16.13

Other Hotels

1.	Hampton Inn & Suites, 1231 South Spectrum Blvd., Chandler, AZ
2.	Homewood Suites, 1221 South Spectrum Blvd., Chandler, AZ
3.	Hampton Inn & Suites, 6630 North 95th Avenue, Glendale, AZ
4.	Hampton Inn & Suites, 12331 Southport Parkway, LaVista, NE
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Schedule 16.15

ROFR Hotel

A hotel proposed to be developed on land owned by Phoenix Southwest Lodging Investors II, LLC and located at 1750 North 95th Lane, Phoenix, Arizona (adjacent to the Courtyard by Marriott located 1650 North 95th Lane, Phoenix, AZ)

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SCHEDULE 3.1

DUE DILIGENCE LIST

Due Diligence
Documents Required
[electronic versions preferred]

Property Name:

Date Opened:

		Date Sent	Comments
1	Y-T-D Detailed Operating Statements
2	Prior 3 Years Detailed P&L’s by month
3	2013 Detailed Budget (Operating)
4	2013 Budget (Capital Expenditures)
5	STAR Report (previous 5 years)
6	2013 Marketing Plan
7	Monthly Occupancy & Average Daily/Week/Package Rates (previous 3 years)
8	Schedule of Advance Deposits of Advance Reservations and Bookings (Top 20 Accounts)
9	Real Estate Tax Bills (last 3 years)
10	Personal Property Tax Bills (last 3 years)
11	Notices of Current Tax Assessments or Increases
12	Schedule of Insurance Coverage and Claims
13	Personal Property List (e.g., FF&E, office equipment)
14	Inventory of Supplies (e.g., chinaware, glassware, paper goods, office supplies, unopened food and beverage inventory)
15	Copies of Service Contracts and FF&E Leases
16	Copies of Leases (e.g., gift shop, health club/spa)
17	Vehicle Title/Leases
18	Copies and Schedules of all Warranties
1

		Date Sent	Comments
19	Most current Franchise Property Improvement Plan or QA Assessment
20	Copies of all Licenses, including Liquor License
21	Certificate of Occupancy
22	Most Recent Property Payroll
23	Copy of Employment Contracts, if any
24	Construction Plans & Specs (electronically if available)
25	Structural Engineering Audit
26	Environmental Site Assessment (Phase I)
27	Property Condition Report
28	Schedule of Utility Providers and Utility Deposits
29	Copies of Utility Bills (previous 3 months)
30	Zoning, compliance, and violation docs
31	Title Insurance Commitment, Title Search or Title Certificate
32	Copies of Title Exceptions
33	ALTA Survey
34	Service Contract Summary Completed
35	Property Data Sheet Completed
36	Other
2

Due Diligence
Service Contract Summary

Brand: Location: # Rooms:

	Service Contract	Term	Annual Amount	Cancellation	Company	Assignment
EXAMPLE Kone Elevator Service	Quarterly Inspection & Service	5yrs; beg 2/12/04	$4,942	90-day notice prior to expiration	Hotel Properties, LLC	w/ written consent

LEASE CONTRACTS

Name	Equipment	Term	Annual Amount	Cancellation	Company	Assignment

3

Due Diligence
Property Data Survey
[To Be Completed Electronically]

4

Apple REIT Companies - Property and Amenity Data Survey- pg. 2

MEETNG SPACE:

of Ballrooms : ____ Total sq. ft. of Ballroom(s) : ____

# of Board/Meeting Rooms : ____ Total sq. ft. of Board/Mtg Room(s) : ____

# of Pre-function areas : ____ Total sq. ft. of Pre-function area(s) : ____

# of Exhibit areas : ____ Total sq. ft. of Exhibit area(s) : ____ Total sq. ft. ____

FITNESS & RECREATION:

Total sq.ft. of room: ____

Fitness/Exercise Center: (select all that apply)
CTRL and click to select more than 1

Exercise Room
None

Date last upgraded fitness room: ____

# of Indoor Whirlpools: ____ # of Outdoor Whirlpools: ____ # of Indoor Pools: ____ # of Outdoor Pools: ____

Other Amenities (describe): ____

INTERNET ACCESS:

Guest rooms (select all that apply):
CTRL and click to select more than 1

Dial-Up
High Speed (Hardwired)
High Speed (Wireless)

Public Areas (select all that apply)
: *CTRL and click to select more than 1*

Dial Up
High Speed (Hardwired)
High Speed (Wireless)

RENOVATION:

Date exterior last painted: ____

Wall Finishes-		Vanity Surfaces-		Counter Surfaces-	
Public Space		Guest bath:		Reception desk:	
Guest Room:		Public RR		F&B Areas:	
Guest bath:				Mtg. rooms:	
				GR kitchen:	

Has the hotel received significant renovation(s)? ____

If Yes, list date(s): 1. ____ scope: ____

2. ____ scope: ____

Other Comments: ____

SURVEY COMPLETED BY: (contact information)

First Name: ____ Last Name: ____ Title: ____

Phone Number ____ E-mail Address: ____

Submit by Clicking Here

APPLE REIT COMPANIES INTERNAL USE ONLY:

REIT: ____ PROPERTY # ____ DATE RCVD: ____

NOTES: ____

Page 2 of 2

5

EXHIBIT H

Form of Management Agreement

To Be Provided During Due Diligence.

H-1

EXHIBIT I

Related Transactions

1.	Maple Grove MN-Hilton Garden Inn owned by Maple Grove Lodging Investors, LLC

2.	Happy Valley-Homewood Suites by Hilton owned by Deer Valley Hotel Investors II, LLC

3.	Happy Valley-Hampton Inn and Suites by Hilton owned by Deer Valley Lodging Investors, LLC

4.	Omaha NE-Hampton Inn and Suites by Hilton owned by Omaha Downtown Lodging Investors IV, LLC

5.	Omaha NE-Homewood Suites by Hilton owned by Omaha Downtown Lodging Investors III, LLC
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